UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Weatherford International plc
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The following contains communications related to the definitive proxy statement filed by Weatherford International plc on April 21, 2026, including information used in investor communications related to the solicitation efforts in connection with Weatherford’s proposal to Redomesticate from Ireland to the United States of America.
Starting on June 4, 2026, Weatherford sent the below communication to investors:
To Our Shareholders,
At a special court-ordered shareholder meeting (the “Court Meeting”) and the annual general meeting of shareholders (the “AGM”), both to be held on June 11, 2026, you are being asked to approve the Redomestication of Weatherford International plc (“Weatherford” or “Company”) from Ireland to the United States (“U.S.”). Your Board of Directors unanimously recommends that you vote FOR this proposal.
We are writing because Institutional Shareholder Services (“ISS”) and Glass Lewis have each recommended that shareholders vote against these items. We have considered their analyses carefully and respectfully disagree with their conclusions. In our view, those conclusions overlook the unique financial, operational and other benefits achievable through moving Weatherford back to the U.S.
Approval of the proposed Redomestication requires the affirmative vote of 75% of the votes cast at the meetings. Because that is a high threshold, your vote matters.
Financial Benefits and Key Drivers to Unlock Value
•We estimate the Redomestication could result in approximately $20 million to $30 million in annual cash savings to Weatherford beginning in 2027, driven largely by the items detailed below.
oUnlocking access to certain existing tax attributes through a more efficient U.S.-led structure is expected to deliver at least 60% of the annual cash savings.
oThe ability to deduct the entire interest expense on our outstanding senior notes, instead of only the portion allowed under our present structure, is expected to deliver approximately 25% of the savings.
oIn addition, we expect approximately 15% of the savings from the elimination of duplicative audit, legal, regulatory, and compliance costs associated with operating under Irish, E.U., and U.S. governance frameworks, as well as general efficiency from a streamlined corporate structure and related matters, further enhancing ongoing cost efficiency and cash flow generation.
•Optimizing our portfolio through M&A is a key component of our capital allocation framework. Redomesticating to the U.S. will remove the complex, expensive and time-consuming redundancies created by complying with both Irish and U.S. laws in M&A transactions. Issuing shares as consideration in mergers can be burdensome under Irish requirements on the shareholders receiving those shares and, in some cases, imposes an additional 1% stamp duty when those shares are resold. Combined with the more limited transaction structures currently available under Irish law, which in certain situations include obtaining sanction from the Irish High Court or involve supervision by the Irish Takeover Panel, these constraints can make Weatherford a less attractive counterparty versus

U.S.-domiciled peers. Moving to a U.S. domicile removes these barriers, streamlining execution, reducing costs, improving flexibility, and accelerating timelines, so we can move faster, compete more effectively, and consistently capture value from strategic opportunities.
•Efficient funding of our capital allocation priorities. As a global company, the return of capital to shareholders through dividends and share repurchases is funded from revenues received around the world. Moving to the U.S. will allow us to continue to repatriate those funds from the jurisdictions in which they are received in a more tax-efficient manner and allow us to maximize the capital available to be returned to shareholders and used for other strategic objectives.

•Despite our U.S. listing, our foreign domicile can create structural barriers, including limiting participation from certain funds and mandates and creating confusion for investors seeking U.S.-focused exposure. We have heard directly from shareholders that these factors can influence portfolio construction decisions. By moving to a U.S. domicile, we expect to remove these constraints, broaden our potential investor and lender base, and position Weatherford more competitively within the U.S. capital markets. A U.S. domicile also provides funding opportunities not currently available to us, such as U.S. funded grants and programs and funding issued by the Export-Import Bank of the United States.
Evaluating the Proposal
As part of our longstanding commitment to shareholder rights, we have reviewed and considered the governance points raised by ISS and Glass Lewis.
ISS’s analysis and conclusion focused entirely on the governance changes that would result from the Redomestication. They did not, however, address the financial, operational and other benefits of the proposal as outlined in our proxy statement. This appears inconsistent with ISS’s Policy Voting Guidelines, which state that it first examines the reasons for the move and that a reincorporation contributing significantly to a company's growth, financial health and competitive position is viewed favorably and can outweigh any neutral or negative governance changes.
We also note that ISS’s position appears inconsistent with its recent precedent. As recently as March 2026, ISS recommended in favor of LibertyStream Infrastructure Partner’s redomestication from Canada to Texas, a transaction that involved similar economic rationale and governance provisions. In light of this, we find it difficult to reconcile ISS’s recommendation against Weatherford’s proposal and believe it warrants further consideration.
Governance Considerations

The governance framework proposed by Weatherford is one that includes provisions that U.S. public-company investors encounter every day and one that will continue to benefit our shareholders. Responding to several key items raised by the proxy advisors:
•Approval of amendments to governing documents. ISS highlights that the proposed approval requirement of at least a majority of outstanding shares is a negative change to the current requirement under Irish law of 75% of votes cast. However, this represents an inconsistency in ISS’s analysis of this exact Irish provision, which was previously identified as adverse for shareholders. In ISS’s report issued for Weatherford’s 2025 annual shareholder meeting, ISS stated that “[s]everal charter or bylaw provisions . . . fall short of what many investors would consider as best governance practice. . . The supermajority vote requirement [to amend or repeal charter provisions] could lock in provisions that may not be in shareholders’ best interests and may prevent future shareholders from effecting change.” Accordingly, we believe this should be viewed as a positive change.
•Approval of mergers. ISS recognized the difference between the proposed approval threshold of a majority of shares outstanding and the requirement under Irish law of approval by at least 75% of votes cast for a scheme of arrangement (being the most commonly utilized procedure to acquire Irish public companies). This is an improvement for our shareholders. What was omitted in ISS’s report is the secondary requirement in Ireland that the 75% of votes be cast by at least a majority in number of registered holders, which does not include shareholders who hold their shares through DTC, or in “street name.” Like many public companies, the vast majority of Weatherford’s shareholders hold their shares through DTC with a very small number of registered holders. For example, as of April 9, 2026, the record date for the Court Meeting and the AGM, we had 103 registered holders. This means that in a merger vote, even if every shareholder holding shares through DTC approved the merger, it could fail if just two registered holders vote and vote against the merger. Moving to the U.S. will remove this outsized influence and power a small minority of shares could have over transactions receiving significant approval by at least 75% of outstanding shares voted. We believe this change is overwhelmingly beneficial to shareholders.
•Shareholder approval to issue shares. ISS correctly notes that under Irish law, the company is generally required to seek shareholder approval to issue ordinary shares and that no such requirement exists in Texas, or in other states, including Delaware. Weatherford, like other Irish companies, sought approval from shareholders at its 2025 annual shareholder meeting to issue shares in an amount up to 20% of its outstanding shares. This was approved by 93.6% of votes cast at the meeting, which was 87.6% of outstanding shares entitled to vote at the meeting. Also, Weatherford will remain subject to the rules of Nasdaq, which require the approval of shareholders to issue shares equal to more than 20% of its then-outstanding shares. This Nasdaq requirement applies regardless of domicile, and we would remain fully subject to it as a U.S. company domiciled in Texas. We believe that removing this ongoing share issuance approval will ease Weatherford operations, while maintaining the Nasdaq safeguards, and will allow Weatherford to better compete with its peers.
•Exclusive forum. Our proposed governance framework designates the Texas Business Court as the exclusive forum for certain state law matters and the U.S. District Court for the Southern District of Texas, Houston Division the exclusive forum for federal claims, subject to certain exceptions. We do not agree with ISS’s view that this limits shareholder rights and instead view this as a shareholder benefit. The exclusive forum provision does not restrict shareholders’ right or ability to pursue litigation. Rather, it ensures that such claims are resolved in a single, appropriate forum, avoiding the inefficiencies, increased costs, and potential for inconsistent outcomes that can arise when similar cases are filed across multiple jurisdictions. Establishing a clear and exclusive forum provides greater predictability for shareholders and the Company alike.

It is appropriate and logical for such matters to be adjudicated in the jurisdiction where we are headquartered, where our management and operations are based, and whose corporate law framework governs the Company.
Exclusive forum provisions are widely accepted and already standard practice among large U.S. public companies. A substantial portion of the S&P 500 maintain exclusive-forum provisions designating a single court for internal affairs litigation. They are viewed as a mainstream governance mechanism that enhances efficiency and reduces duplicative litigation.
The exclusive forum provision is designed to benefit shareholders through increased efficiency, consistency, and predictability, without impairing their ability to seek legal recourse.
Weatherford strongly believes the Redomestication will enhance shareholder value over the long-term and strongly encourages you to vote FOR each of the proposals at the shareholder meetings.
Please vote today. You can vote at proxyvote.com with your 16-digit control number. Your control number was emailed to you from id@proxyvote.com. If you can’t find your control number, or you need assistance voting your shares, you can also call our proxy solicitor, Okapi Partners, toll-free at +1 (855) 208-8902, or e-mail info@okapipartners.com.
Forward-Looking Statements
This release, as well as other statements we make, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts, including statements about Weatherford’s beliefs, plans, estimates, or expectations, are forward-looking statements. Forward-looking statements often use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “plan,” “potential,” “should,” “target,” “will,” and other words of similar meaning. Such forward-looking statements include, but are not limited to, statements regarding the Redomestication, that include, among other things, the anticipated timing and benefits of the Redomestication, including the realization of additional cost savings and operational efficiencies, and statements relating to future financial performance and results and goals. These statements are based on current beliefs, plans, estimates, and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. The factors that could cause actual results to differ materially from current expectations include, but are not limited to, our ability to receive, in a timely manner and on satisfactory terms, required shareholder and court approval, and to satisfy the other conditions to the Redomestication within the expected timeframe or at all; our ability to realize the expected benefits from the Redomestication; the occurrence of difficulties in connection with the Redomestication, including any costs related thereto; the risk that the Redomestication disrupts current plans and operations; any changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by the tax authorities in Ireland, the United States and other jurisdictions following the Redomestication; and the future financial performance of Weatherford following the Redomestication.
The foregoing factors are in addition to those other risks, uncertainties, and factors included in the “Risk Factors” section and elsewhere in Weatherford’s reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the proxy statement described below, and other documents filed with the SEC. There may be other risks and uncertainties that we are not currently aware of or are unable to predict and which may also affect Weatherford’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and Weatherford undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Additional Information and Where to Find It
In connection with the Redomestication, Weatherford filed a definitive proxy statement with the SEC on April 21, 2026. Weatherford may also file other relevant documents with the SEC regarding the Redomestication. The definitive proxy statement has been mailed to shareholders of Weatherford. This communication is not a substitute for any proxy statement or any other document that is or may be filed with the SEC or sent to Weatherford’s shareholders in connection with the Redomestication.
INVESTORS AND SECURITY HOLDERS OF WEATHERFORD ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT WEATHERFORD AND THE REDOMESTICATION AND RELATED MATTERS.
Investors and security holders are and will be able to obtain free copies of the definitive proxy statement and other documents containing important information about Weatherford and the Redomestication through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Weatherford are available free of charge on Weatherford’s website at www.weatherford.com.
Participants in the Solicitation
Weatherford and its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from Weatherford’s shareholders in connection with the Redomestication. Information about the directors and executive officers of Weatherford and their ownership of Weatherford’s securities is set forth in the definitive proxy statement relating to the Redomestication https://www.sec.gov/ix?doc=/Archives/edgar/data/1603923/000119312526166847/d120523ddef14a.htm, which was filed with the SEC on April 21, 2026, including under the sections entitled “2025 Director Compensation,” “2025 Summary Compensation Table,” “Grants of Plan-Based Awards,” “Outstanding Equity Awards at December 31, 2025,” “Option Exercises and Shares Vested in 2025,” and “Share Ownership.” You may obtain free copies of these documents using the sources indicated above.